Exhibit 1.1

EXECUTION VERSION

MORGAN STANLEY DIRECT LENDING FUND

(a Delaware corporation)

$350,000,000 6.100% Notes due 2031

UNDERWRITING AGREEMENT

Dated: June 29, 2026

MORGAN STANLEY DIRECT LENDING FUND

(a Delaware corporation)

$350,000,000 6.100% Notes due 2031

UNDERWRITING AGREEMENT

Truist Securities, Inc.

50 Hudson Yards, 70th Floor

New York, NY 10001

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, NY 10020

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

SMBC Nikko Securities America, Inc.

277 Park Avenue, Fifth Floor

New York, NY 10172

as Representatives of the several Underwriters named in Schedule A hereto

Ladies and Gentlemen:

Each of Morgan Stanley Direct Lending Fund, a Delaware corporation (the “Company”) and MS Capital Partners Adviser Inc., confirms its agreement with Truist Securities, Inc., BNP Paribas Securities Corp., MUFG Securities Americas Inc., RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. and each of the other underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 11 hereof), for whom Truist Securities, Inc., BNP Paribas Securities Corp., MUFG Securities Americas Inc., RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $350,000,000 aggregate principal amount of 6.100% Notes due 2031 (the “Securities”).

The Securities will be issued under an indenture, dated February 11, 2022 (the “Base Indenture”), as supplemented by the fourth supplemental indenture, dated as of July 9, 2026, (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Securities will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to that certain blanket letter of representations, dated January 24, 2022 (the “DTC Agreement”), between the Company and DTC. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Underwriting Agreement (this “Agreement”) has been executed and delivered.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form N-2 (File No. 333-283477), including a related base prospectus, covering the registration of the Securities and certain of the Company’s other securities under the Securities Act of 1933, as amended (the “1933 Act”), which registration statement became effective upon filing with the Commission on November 26, 2024. The Company has also filed with the Commission a preliminary prospectus supplement, dated June 29, 2026, together with the base prospectus, dated November 26, 2024 (collectively, the “Preliminary Prospectus”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement in accordance with the provisions of Rule 430B (“Rule 430B”) of the rules and regulations of the Commission promulgated under the 1933 Act (such provisions, the “1933 Act Regulations”) and Rule 424(b) of the 1933 Act Regulations. The information included or incorporated by reference in such prospectus supplement that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430B is referred to as “Rule 430B Information.” Unless the context otherwise requires, such registration statement, including all documents filed as part thereof and any Rule 430B Information contained in a prospectus supplement subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act and deemed to be part of the registration statement and also including any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations, is herein called the “Registration Statement.” The final prospectus supplement in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act on or before the second business day after the date hereof (or such earlier time as may be required under the 1933 Act) which will include the base prospectus, dated November 26, 2024, together with the final prospectus supplement, is herein called the “Prospectus.” Any “issuer free writing prospectus” (as defined in Rule 433 under the 1933 Act) relating to the offering of the Securities contemplated by this Agreement is hereinafter called an “Issuer Free Writing Prospectus.” Any press releases or similar written materials meeting the definition of an “advertisement” as set forth in Rule 482 under the 1933 Act, the use of which has been consented to by each of the Representatives, is herein called “Rule 482 Material.” All references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus, including those made pursuant to Rule 424(b) under the 1933 Act or such other rule under the 1933 Act as may be applicable to the Company, shall be deemed to mean and include, without limitation the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is or is deemed to be incorporated by reference in or otherwise to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date. For purposes of this Agreement, all references to the Registration Statement, the Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system (“EDGAR”).

A Form N-54A Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the Investment Company Act (File No. 814-01332) (the “Notification of Election”) was filed with the Commission on November 25, 2019 under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations and any applicable guidance and/or interpretation of the Commission or its staff thereunder (the “1940 Act Regulations”).

The Company has entered into an Amended and Restated Investment Advisory Agreement, effective as of January 24, 2024 (the “Investment Advisory Agreement”), with MS Capital Partners Adviser Inc. (the “Adviser”), a Delaware corporation, which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”). The Company has also entered into an Administration Agreement, dated November 25, 2019 (the “Administration Agreement”), with MS Private Credit Administrative Services LLC, a Delaware limited liability company (the “Administrator”).

As used in this Agreement:

“Applicable Time” means 3:00 P.M., New York City time, on June 29, 2026 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means as of the Applicable Time, the Preliminary Prospectus, together with the information included on Schedule B hereto, all considered together.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the 1933 Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the 1933 Act.

SECTION 1. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter as of the date hereof, the Applicable Time, and Closing Time (as defined below) and agrees with each Underwriter as follows:

(a) the Company is eligible to use Form N-2. Each of the Registration Statement and any amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes or pursuant to Section 8A of the 1933 Act against the Company or related to the offering of Securities have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information in connection with the Registration Statement.

Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, and the 1940 Act. The Preliminary Prospectus, the Rule 482 Material, the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the 1940 Act. The Preliminary Prospectus delivered to the Underwriters for use in connection with this offering, any Rule 482 Material that is filed with the Commission pursuant to Rule 482 of the 1933 Act and the Prospectus was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. Rule 482 Material, as of its issue date and at all subsequent times through the completion of this offering and sale of the Securities, did not, does not, and will not include any information that conflicts with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus that has not been superseded or modified.

(b) neither the Registration Statement nor any amendment thereto, at its effective time, or at the Closing Time, contained, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, none of (A) the General Disclosure Package, the Preliminary Prospectus, any individual Free Writing Prospectus, the Rule 482 Material, nor (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, General Disclosure Package or Prospectus. For purposes of this Agreement, the only information so furnished shall be the information in the (i) the statements regarding delivery of the Securities set forth in the last paragraph of the cover page, (ii) the names of the Underwriters set forth in the table following the first paragraph under the heading “Underwriting,” and (iii) the first and second sentences of the sixth paragraph under the heading “Underwriting,” the information in the first and second sentence of the tenth paragraph under the heading “Underwriting,” the information in the first sentence of the eleventh paragraph under the heading “Underwriting,” and the information in the second sentence of the twelfth paragraph under the heading “Underwriting,” in each case contained in the Prospectus (collectively, the “Underwriter Information”). Neither the Prospectus nor any amendment or supplement thereto, as of their respective date(s), at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, included, includes or will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with Underwriter Information furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), General Disclosure Package or the Prospectus (or any amendment or supplement thereto);

(c) (A) the Company shall furnish to the Representatives for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each proposed Issuer Free Writing Prospectus or any amendment or supplement thereto, and any Marketing Materials, prepared by or on behalf of, used by, or referred to by the Company, and the Company shall not file, use or refer to any proposed Issuer Free Writing Prospectus or any amendment or supplement thereto without the Representatives’ prior written consent. The Company shall furnish to the Representatives, without charge, as many copies of any Issuer Free Writing Prospectus prepared by or on behalf of, used by or referred to by the Company as the Representatives may reasonably request. If at any time when a prospectus is required by the 1933 Act to be delivered (whether physically or through compliance with Rule 172 under the 1933 Act or any similar rule) in connection with sales of the Securities (but in any event if at any time through and including the Closing Time) there has occurred an event or development as a result of which any Issuer Free Writing Prospectus prepared by or on behalf of, used by, or referred to by the Company conflicts with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus or includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, the Company shall promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict so that the statements in such Issuer Free Writing Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, as the case may be; provided, that prior to amending or supplementing any such Issuer Free Writing Prospectus, the Company shall furnish to the Representatives for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of such proposed amended or supplemented Issuer Free Writing Prospectus, and the Company shall not file, use or refer to any such amended or supplemented Issuer Free Writing Prospectus without the Representatives’ prior written consent; (B) no Issuer Free Writing Prospectus conflicts with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus that has not been superseded or modified; and (C) the Company represents and agrees that, without the prior consent of the Representatives, it has not made and shall not make any offer relating to the Securities that could constitute an Issuer Free Writing Prospectus; any such Issuer Free Writing Prospectus the use of which has been consented to by the Company and the Representatives is listed on Schedule B hereto;

(d) at the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, (i) the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer and (ii) the Company was, and is a “well-known seasoned issuer,” as defined in Rule 405, at the times specified in the 1933 Act in connection with the offering of the Securities; and the Company has not distributed or approved for distribution any Rule 482 Material other than such Rule 482 Material listed on Schedule B hereto;

(e) the documents incorporated by reference in each of the Registration Statement, the Prospectus and the Preliminary Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the 1934 Act and none of such documents at the time they became effective or were filed with the Commission, as the case may be, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, when such documents become effective or are filed with the Commission, as the case may be, through the Closing Time, will conform in all material respects to the requirements of the 1933 Act or the 1934 Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) the Company (A) has not engaged in any Testing-the-Waters Communications, (B) has not distributed any Written Testing-the-Waters Communications, and (C) has not authorized anyone other than the Representatives to engage in Testing-the-Waters Communications;

(g) the Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power and authority to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and has or had the corporate power and authority to execute and deliver this Agreement, the Indenture, the Securities, the DTC Agreement, the Investment Advisory Agreement and the Administration Agreement; and the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation, or prospects of the Company and its Subsidiaries (as defined below) taken as a whole (a “Material Adverse Effect”); the Company does not own any real property;

(h) the Company’s only subsidiaries that are consolidated with the Company for financial reporting purposes under United States generally accepted accounting principles (“GAAP”) are those listed on Schedule C hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”); each of the Subsidiaries has been duly organized, is validly existing as a limited liability company or a corporation, as the case may be, is in good standing under the laws of its jurisdiction of organization, has the power and authority to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, as applicable and perform its obligations under this Agreement, the Indenture, the Securities and the DTC Agreement; the Company, either directly or through a wholly-owned subsidiary, owns all of the outstanding equity interests of the Subsidiaries free and clear of any liens, charges or encumbrances in favor of any third parties; the Subsidiaries are duly qualified to do business as a foreign entity and are in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect;

(i) the authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Registration Statement, the General Disclosure Package and the Prospectus as of the respective dates set forth therein under the caption “Capitalization.” The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company. The Common Stock conforms to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same;

(j) the Indenture has been duly qualified under the Trust Indenture Act; this Agreement, the Base Indenture, the DTC Agreement, the Fourth Supplemental Indenture, the Investment Advisory Agreement and the Administration Agreement have been duly authorized, executed and delivered by the Company and constitute the valid and legally binding agreements of the Company, enforceable against the Company, in accordance with their respective terms, provided, however, that each of the Company and the Adviser makes no representation or warranty with respect to the validity or enforceability of any provision hereunder or thereunder relating to rights to indemnity and/or contribution or to enforceability of any obligations that may be limited by the applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law) (collectively, the “Enforceability Exceptions”);

(k) the Securities to be purchased by the Underwriters from the Company have been duly authorized and, when issued and delivered by the Company and authenticated by the Trustee pursuant to this Agreement and the Indenture relating thereto, against payment of the purchase price set forth herein, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to the Enforceability Exceptions; and the Securities and the Indenture conform to all statements relating thereto contained in the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same;

(l) no person has the right to require the Company to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities;

(m) neither the Company nor any Subsidiary is (A) in violation of its charter, by-laws, certificate of formation, limited liability company operating agreement, or other organizational documents of the Company or any Subsidiary, as applicable, (B) in default of (nor has any event occurred which with notice, lapse of time or both would constitute such default) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any Subsidiary, as the case may be, is a party or (C) in contravention of any law, regulation or rule or any decree, judgment or order applicable to the Company or any Subsidiary, as applicable, except, with respect to clause (B) and (C), to the extent that any such breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect; and the execution, delivery and performance by the Company of this Agreement, the Indenture, the Securities or the DTC Agreement and the consummation of the transactions contemplated hereby and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) will not (i) violate the charter, by-laws or other organizational documents of the Company, or (ii) result in any default or the occurrence of any event which with notice, lapse of time or both would constitute such default of any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any Subsidiary, as the case may be, is a party or (iii) contravene any law, regulation or rule or any decree, judgment or order applicable to the Company or any Subsidiary, as applicable, except, with respect to clause (ii), to the extent that any such breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect and, with respect to clause (iii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect on the ability of the Company to consummate the offering or any transaction contemplated by this Agreement, the Registration Statement, the General Disclosure Package and the Prospectus;

(n) no approval, authorization, consent or order of or filing with any governmental or regulatory body or agency is required in connection with the performance by the Company of its obligations under this Agreement, the Indenture, the Securities, the DTC Agreement or the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”), in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been made or obtained and such as may be required under the 1933 Act, the 1933 Act Regulations, the 1940 Act, the Trust Indenture Act the rules of the New York Stock Exchange (“NYSE”), state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

(o) each of the Company and each of the Subsidiaries has all necessary licenses, authorizations, consents and approvals (collectively, the “Consents”) and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary Consents from other persons in order to conduct its business, except where the failure to obtain such Consents or make such filings would not reasonably be expected to have a Material Adverse Effect; neither the Company nor any Subsidiary is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such Consents or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any Subsidiary, except where such violation, default, revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(p) all legal proceedings, government proceedings known to the Company, affiliate transactions, consents, licenses, agreements or documents that would be required to be described in the Registration Statement, General Disclosure Package or the Prospectus or that would be required to be filed as exhibits to the Registration Statement, the General Disclosure Package or the Prospectus if the Securities were offered pursuant to a registration under the 1933 Act, have been so described in the Registration Statement, General Disclosure Package or the Prospectus;

(q) except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal actions, suits, claims, proceedings, or to the Company’s knowledge, investigations pending or, to the Company’s knowledge, threatened to which the Company or the Subsidiaries, or, to the Company’s knowledge, any of their respective directors, managing members or officers, is a party or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, except any such action, suit, claim, investigation or proceeding which would not if determined adversely to the Company or the Subsidiaries, as the case may be, reasonably be expected to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby;

(r) Deloitte & Touche LLP (“Deloitte”), whose reports on the audited consolidated financial statements of the Company are filed with the Commission and included in the Prospectus, is an independent registered public accounting firm as required by the 1933 Act;

(s) the consolidated financial statements of the Company and the Subsidiaries included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related notes, present fairly in all material respects the financial position and results of operations of the Company and the Subsidiaries as of the dates indicated and for the indicated periods (except that the unaudited financial statements were or are subject to normal year-end adjustments which were not, or are not expected to be, material in amount to the Company); such financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods presented except as noted in the notes thereon (except, in each case, as may be permitted by the rules and regulations of the Commission); and the financial highlights information included in the Registration Statement, the General Disclosure Package and the Prospectus presents fairly in all material respects the information shown therein and has been compiled on a basis consistent with the financial statements presented therein; there are no pro forma financial statements that are required to be included in the Registration Statement, the General Disclosure Package and the Prospectus that are not included as required; the Company does not have any material liabilities or obligations, direct or, to the Company’s knowledge, contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement, the General Disclosure Package and the Prospectus; and all disclosures contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission), if any, comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable;

(t) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto;

(u) subsequent to the date of the most recent financial statements contained in the Registration Statement, the General Disclosure Package or the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), there has not been any material adverse change, or any development involving a prospective material adverse change, in the business, management, financial condition, prospects or results of operations of the Company or the Subsidiaries;

(v) each of the Company and the Subsidiaries is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Registration Statement, the General Disclosure Package and the Prospectus, will not be required to register as an “investment company” as such term is used in the 1940 Act;

(w) each of the Company and the Subsidiaries owns, possesses, or can acquire on reasonable terms, valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Registration Statement, the General Disclosure Package and the Prospectus as being licensed by it or which are necessary for the conduct of its businesses (collectively, “Intellectual Property”), except where the failure to own, license or have such rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; except as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, neither the Company nor any Subsidiary has received notice and is not otherwise aware of any infringement of, or conflict with, asserted rights of third parties with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or of any Subsidiary, as the case may be, therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, would reasonably be expected to result in a Material Adverse Effect;

(x) the Company maintains insurance covering its operations, personnel and businesses as the Company deems adequate; such insurance insures against such losses and risks to an extent which it reasonably believes is adequate in accordance with customary industry practice to protect the Company and its business; all such insurance is fully in force on the date hereof and the Company expects such insurance will be fully in force on the Closing Time;

(y) the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization and the applicable requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”); (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus fairly present the information called for in all material respects and is prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto. The Company’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the Company is not aware of any material weaknesses in its internal control over financial reporting; since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(z) the Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 promulgated under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s Chief Executive Officer and Chief Financial Officer by others within the Company, any of its Subsidiaries and the Adviser, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which could materially adversely affect the Company’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no material changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses;

(aa) the Company has not taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the 1934 Act, the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Securities; provided, that any action in connection with the Company’s distribution reinvestment plan or any activity permitted pursuant to Rule 10b-18 under the 1934 Act will not be deemed a violation of this paragraph;

(bb) the statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and the Company has obtained the written consent to the use of such data in the Registration Statement, the General Disclosure Package and the Prospectus from such sources to the extent required;

(cc) to the Company’s knowledge, there are no affiliations or associations between any member of FINRA and any of the Company’s officers or directors, except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus;

(dd) (A) the terms of the Investment Advisory Agreement, including compensation terms, comply in all material respects with all applicable provisions of the 1940 Act and the Advisers Act and the applicable published rules and regulations promulgated thereunder, and (B) the approvals by the board of directors and the stockholders of the Company of the Investment Advisory Agreement have been made to the extent required by Section 15 of the 1940 Act applicable to companies that have elected to be regulated as business development companies under the 1940 Act;

(ee) except as disclosed in the Registration Statement and the Prospectus (A) no person is serving or acting as an officer, director or investment adviser of the Company, except in accordance with the provisions of the 1940 Act applicable to business development companies and the Advisers Act and the applicable published rules and regulations promulgated thereunder, and (B) to the knowledge of the Company, no director of the Company is an “affiliated person” (as defined in the 1940 Act) of any of the Underwriters;

(ff) the Company has elected to be regulated as a business development company under the 1940 Act and has not withdrawn that election, and the Commission has not ordered that such election be withdrawn nor, to the Company’s knowledge, have the proceedings to effectuate such withdrawal been initiated or threatened by the Commission; the provisions of the corporate charter and by-laws of the Company comply in all material respects with the requirements of the 1940 Act applicable to business development companies; the operations of the Company are in compliance in all material respects with the provisions of the 1933 Act and the 1940 Act applicable to business development companies and the rules and regulations promulgated thereunder, except as such will not result, individually or in the aggregate, in a Material Adverse Effect; provided, that the Company does not represent or warrant as to the compliance of Section 10(a)(2) hereof with Section 17(i) of the 1940 Act;

(gg) the Company and, to its knowledge, its directors and officers (in such capacity) are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the Commission’s published rules promulgated thereunder;

(hh) each of the Company and the Subsidiaries (A) has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (B) has elected to be treated, and operates its business so as to qualify, as a regulated investment company under Subchapter M of the Code;

(ii) the operations of the Company and each of the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(jj) (A) neither the Company nor any of the Subsidiaries, nor any director or officer thereof, nor to the Company’s knowledge, any employee, agent or representative of the Company or of any of its Subsidiaries or controlled affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (B) the Company and each of its Subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (C) neither the Company nor any of its Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws;

(kk) (A) neither the Company nor any of the Subsidiaries, nor any director, officer, nor to the Company’s knowledge, any controlled affiliate, employee, representative or agent of the Company or any of the Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran and North Korea);

(B) The Company will not, directly or indirectly, use the net proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person;

(i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise);

(C) the Company and each of its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any prohibited dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(ll) the Company is not aware of any security breach or incident, unauthorized access or disclosure, or other compromise relating to the Company and the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”), and the IT Systems are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(mm) there are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

SECTION 2. Representations and Warranties of the Adviser. The Adviser represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time and as of the Closing Time, and agrees with each Underwriters as follows:

(a) the Adviser has been duly formed and is validly existing as a Delaware corporation and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to execute and deliver this Agreement; the Adviser had full power and authority to execute and deliver the Investment Advisory Agreement; and the Adviser is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, reasonably be expected to individually or in the aggregate have a material adverse effect on the business, financial condition, capitalization, or regulatory status of such entity, or otherwise reasonably be expected to prevent such entity from carrying out its obligations under the Investment Advisory Agreement (an “Adviser Material Adverse Effect”);

(b) the Adviser is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act, the 1940 Act or the applicable published rules and regulations promulgated thereunder from acting under the 1940 Act for the Company as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus. There does not exist any proceeding or, to the Adviser’s knowledge, any facts or circumstances the existence of which could lead to any proceeding which might adversely affect the registration of the Adviser with the Commission;

(c) there are no actions, suits, claims, proceedings, or to the Adviser’s knowledge, investigations pending or, to the knowledge of the Adviser, threatened to which the Adviser or, to the knowledge of the Adviser, any of its officers, directors, or members are or would be a party, or of which any of its properties are or would be subject at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, except any such action, suit, claim, investigation or proceeding which would not if determined adversely to the Adviser, (A) have, individually or in the aggregate, an Adviser Material Adverse Effect or (B) prevent the consummation of the transactions contemplated hereby;

(d) the Adviser is not (A) in violation of its certificate of incorporation or bylaws or (B) in default of (nor has any event occurred which with notice, lapse of time or both would constitute such default) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Adviser is a party, or (C) in contravention of any law, regulation or rule or any decree, judgment or order applicable to the Adviser, except, with respect to clause (B) and (C), to the extent that any such breach, violation or contravention would not reasonably be expected to have an Adviser Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) will not (i) violate the certificate of incorporation of the Adviser, or (ii) result in any default or the occurrence of any event which with notice, lapse of time or both would constitute such default of any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease contract or other agreement or instrument to which the Adviser is a party or (iii) contravene any law, regulation or rule or any decree, judgment or order applicable to the Adviser, except, with respect to clause (ii) and (iii), to the extent that any such breach, violation or contravention would not reasonably be expected to have an Adviser Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Investment Advisory Agreement and consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would reasonably be expected to result in any breach or violation of or constitute a default under) (1) the certificate of incorporation of the Adviser, (2) other organizational documents of the Adviser, (3) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Adviser is a party or (4) any law, regulation, rule or any decree, judgment or order applicable to the Adviser, except, with respect to clauses (3) and (4), to the extent that any such breach, violation or contravention would not reasonably be expected to have an Adviser Material Adverse Effect;

(e) this Agreement and the Investment Advisory Agreement have been duly authorized, executed and delivered by the Adviser; this Agreement and the Investment Advisory Agreement constitute valid and legally binding agreements of the Adviser, provided, however, that the Adviser makes no representations or warranties with respect to the validity or enforceability of any provision hereunder or thereunder relating to rights to indemnity and/or contribution or enforceability of any obligations that may be limited by the Enforceability Exceptions;

(f) the descriptions of the Adviser contained in the Registration Statement, the General Disclosure Package and the Prospectus are true, accurate and complete in all material respects;

(g) the Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement, General Disclosure Package and the Prospectus and under this Agreement and with respect to the Investment Advisory Agreement;

(h) subsequent to the date of the most recent financial statements contained in the Registration Statement, General Disclosure Package and the Prospectus, there has not been any material adverse change, in the business, financial condition, capitalization, prospects or regulatory status of the Adviser;

(i) the Adviser has all Consents and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule and has obtained all necessary Consents from other persons, in order to conduct its business, except where the failure to obtain such Consents or make such filings would not reasonably be expected to have an Adviser Material Adverse Effect; the Adviser is not in violation of, or in default under, nor has the Adviser received notice of any proceedings relating to revocation or modification of any such Consent or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Adviser, except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect;

(j) neither the Adviser, nor to the Adviser’s knowledge, any of its affiliates has taken, directly or indirectly, without giving effect to any activities by the Underwriters, any action designed, or which has constituted or might reasonably be expected under the 1934 Act, to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Securities; provided, that any activity permitted pursuant to Rule 10b-18 under the 1934 Act will not be deemed a violation of this paragraph;

(k) the Adviser is not aware that (A) any executive, key employee or significant group of employees of the Company, if any, or the Adviser, plans to terminate employment with the Company or the Adviser or (B) any such executive, key employee or significant group of employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company or the Adviser, except where such termination or violation would not reasonably be expected to have an Adviser Material Adverse Effect;

(l) the Adviser maintains a system of internal controls sufficient to provide reasonable assurance that (A) transactions effectuated by it under the Investment Advisory Agreement are executed in accordance with its management’s general or specific authorization; and (B) access to the Company’s assets is permitted only in accordance with its management’s general or specific authorization;

(m) the operations of the Adviser are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Adviser and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Adviser Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Adviser with respect to the Adviser Anti-Money Laundering Laws is pending or, to the knowledge of the Adviser threatened;

(n) (A) neither the Adviser nor any director or officer thereof nor, to the Adviser’s knowledge, any employee, agent or representative acting on behalf of the Adviser, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any Government Official in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (B) the Adviser has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (C) the Adviser will not use, directly or indirectly, the net proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws;

(o) (A) neither the Adviser, nor any director, officer or employee thereof, nor to the Adviser’s knowledge, any controlled affiliate, representative or agent of the Adviser is a Person that is, or is owned or controlled by one or more Persons that are:

(i) the subject of any Sanctions, or

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran and North Korea);

(B) the Adviser has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any prohibited dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

SECTION 3. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price (the “Purchase Price”) set forth in Schedule A, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.

(b) Payment. Payment of the price for the Securities and delivery of the Securities, shall be made at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 A.M. (New York City time) on the seventh business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

(c) Payment of the price of the Securities shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives through the facilities of DTC for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities that it has agreed to purchase. The Representatives may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

SECTION 4. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 4(b), will comply with the requirements of Rule 430B, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the 1933 Act, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Rule 482 Material, Prospectus, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of the Preliminary Prospectus, the Rule 482 Material or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or pursuant to Section 8A of the 1933 Act or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect all filings required under Rule 424(b) within the time period required by Rule 424(b), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will use its commercially reasonable efforts to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Continued Compliance with Securities Laws. The Company will use its commercially reasonable efforts to comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the Rule 482 Material, General Disclosure Package or the Prospectus in order that the Rule 482 Material, General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the Rule 482 Material, General Disclosure Package or the Prospectus, including, without limitation, the filing of any document incorporated by reference therein, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representatives notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Rule 482 Material, the General Disclosure Package or the Prospectus, or any document incorporated by reference therein, comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object. The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or the 1934 Act Regulation within forty-eight (48) hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Commission Filings. The Company has furnished or, upon written request of the Representatives, will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of (i) the Notification of Election and (ii) the Registration Statement, each as originally filed, and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is required to be delivered under the 1933 Act, such number of copies of the Rule 482 Material, the Prospectus (as may be amended or supplemented) and each Issuer Free Writing Prospectus as such Underwriter may reasonably request. The Rule 482 Material, the Prospectus and any amendments or supplements thereto and each Issuer Free Writing Prospectus furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Blue Sky Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as reasonably required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Rule 158. The Company will make generally available to its securityholders as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve (12) months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement; provided that the Company will be deemed to have complied with such request by filing such an earnings statement on EDGAR.

(g) DTC. The Company will cooperate with the Representatives and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(h) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Registration Statement, the General Disclosure Package and the Prospectus under the heading “Use of Proceeds”.

(i) Clear Market. Through the Closing Time, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of debt securities issued or guaranteed by the Company or any such other securities, without the prior written consent of the Representatives on behalf of the Underwriters, other than the Securities to be sold hereunder.

(j) Reporting Requirements. The Company has filed and will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) Business Development Company Status. The Company, during a period of twenty-four (24) months from the Closing Time, will use its commercially reasonable efforts to maintain its status as a business development company under the 1940 Act; provided, however, that the Company may change the nature of its business so as to cease to be, or withdraw its election to be treated as, a business development company with the approval of the board of directors and a vote of stockholders as required by Section 58 of the 1940 Act or any successor provision.

(l) Regulated Investment Company Status. The Company will use its commercially reasonable efforts to maintain its qualification as a regulated investment company under Subchapter M of the Code for each full fiscal year during which it is a business development company under the 1940 Act.

(m) Annual Compliance Reviews. The Company will retain qualified accountants and qualified tax experts to (i) test procedures and conduct annual compliance reviews designed to determine compliance with the regulated investment company provisions of the Code and (ii) otherwise assist the Company in monitoring appropriate accounting systems and procedures designed to determine compliance with the regulated investment company provisions of the Code.

(n) Accounting Controls. The Company has established and will use commercially reasonable efforts to maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (E) material information relating to the Company and the assets managed by the

Adviser is promptly made known to the officers responsible for establishing and maintaining the system of internal accounting controls; and (F) any significant deficiencies or weaknesses in the design or operation of internal accounting controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud whether or not material that involves management or other employees who have a significant role in internal controls, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s board of directors.

(o) Disclosure Controls. The Company will use commercially reasonable efforts to establish and employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate to allow timely decisions regarding disclosure.

(p) Issuer Free Writing Prospectus. The Company represents and agrees that, without the prior consent of the Representatives (i) it will not distribute any offering material other than the Registration Statement, the General Disclosure Package, the Prospectus or the information set forth on Schedule B hereto, and (ii) it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act (other than for the information set forth on Schedule B hereto), and which the parties agree, for the purposes of this Agreement, includes (x) any “advertisement” as defined in Rule 482 under the 1933 Act; and (y) any sales literature, materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities, including any in-person roadshow or investor presentations (including slides and scripts relating thereto) made to investors by or on behalf of the Company.

SECTION 5. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of the Preliminary Prospectus and the Prospectus and any amendments or supplements thereto, this Agreement, the Indenture, the DTC Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s and the Adviser’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 4(e) hereof, (vi) the fees and expenses of the Trustee for the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, reasonable and documented expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, documented travel and lodging expenses of officers of the Company and any such consultants and (viii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the fourth sentence of Section 1(b). Except as set forth herein, the Underwriters will pay all of their other out-of-pocket costs and expenses incurred in connection with entering into this Agreement and the transactions contemplated by this Agreement, including, without limitation, travel and similar expenses, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 6 or Section 10(a)(i) or (iii) hereof, the Company shall reimburse the Underwriters for all of their reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Underwriters.

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Adviser contained herein or in certificates of any officer of the Company, any of the Subsidiaries or the Adviser delivered pursuant to the provisions hereof, to the performance by the Company and the Adviser of their respective covenants and other obligations hereunder, and to the following further conditions:

(a) Registration Statement. At the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act or proceedings thereof or pursuant to Section 8A of the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information in connection with the Registration Statement. Any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d).

(b) Opinions of Counsel for Company. At the Closing Time, the Representatives shall have received the favorable opinions, dated the Closing Time, of Dechert LLP, counsel for the Company, Adviser, and Administrator in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters to the effect set forth in Exhibit A and to such further effect as counsel to the Underwriters may reasonably request. Such counsels may state that insofar as such opinions involve factual matters, they have relied upon certificates of officers of the Company and certificates of public officials.

(c) Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Ropes & Gray LLP, counsel for the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other Representatives of the Company and the Subsidiaries and certificates of public officials.

(d) Officers’ Certificates.

(i) At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of (i) the chief executive officer or the president of the Company and (ii) the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (A) there has been no such material adverse change, (B) the representations and warranties of the Company in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (C) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time, and (D) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(ii) At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, an Adviser Material Adverse Effect, and the Representatives shall have received a certificate of the chief executive officer or the president and the chief financial, chief accounting officer or vice president of the Adviser, dated the Closing Time, to the effect that (A) there has been no such Adviser Material Adverse Effect, (B) the representations and warranties of the Adviser in Section 2 of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (C) the Adviser has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from Deloitte a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the Company’s financial statements and certain financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(f) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from Deloitte a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e)(i) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g) Fourth Supplemental Indenture and Securities. At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Fourth Supplemental Indenture and the Securities.

(h) Maintenance of Rating. Since the execution of this Agreement, through the Closing Time, there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) CFO Certificate. The Representatives shall have received a certificate, dated as of the date hereof, of the Chief Financial Officer of the Company in a form acceptable to the Representatives.

(j) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Adviser in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 5 and except that Sections 1, 7, 8, 9, 15, 16 and 17 survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters by the Company and the Adviser. The Company and the Adviser, severally and not jointly, agree to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in the Preliminary Prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in the Rule 482 Material or any Marketing Materials, including any road show as defined in Rule 433(h) under the 1933 Act or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in the Preliminary Prospectus, any Issuer Free Writing Prospectus, the Rule 482 Material, the Prospectus, any Marketing Materials or the General Disclosure Package of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the reasonably incurred and documented fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any Rule 430B Information, the Preliminary Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information, and provided, further, that the Adviser’s indemnity agreement shall only apply to statements described in (i) above regarding the Adviser.

(b) Indemnification of Company, Directors, Officers and Adviser. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, the Adviser, their directors, each of the Company’s officers who signed the Registration Statement and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any Rule 430B Information, the General Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced (through the forfeiture of substantive rights and defenses) as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Adviser, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. For the avoidance of doubt, the Adviser’s contribution agreement shall only apply to instances in which the Adviser has an indemnity obligation as described above in Section 7(a).

The relative benefits received by the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Adviser or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Adviser and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding anything in this Agreement to the contrary, any indemnification and contribution by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and any applicable guidance from the Commission or its staff thereunder.

For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or the Adviser, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company, any of the Subsidiaries or the Adviser submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10. Termination of Agreement.

(a) Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and the Subsidiaries taken as one enterprise or the Adviser, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or The New York Stock Exchange, or (iv) if trading generally on The New York Stock Exchange, the NYSE American LLC, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof, provided that Sections 1, 7, 8, 9, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the (i) Representatives or (ii) the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 11.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to (i) Truist Securities, Inc., 50 Hudson Yards, 70th Floor, New York, NY 10001, Attn: Investment Grade Debt Capital Markets, facsimile: (404) 926-5027; (ii) BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, Attn: Syndicate Desk, email: DL.US.Syndicate.Support@us.bnpparibas.com; (iii) MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Capital Markets Group (facsimile: (646) 434-3455); (iv) RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, Attn: DCM Transaction Management/Scott Primrose, telephone: (212) 618-7706, email: TMGUS@rbccm.com; and (v) SMBC Nikko Securities America, Inc. at 277 Park Avenue, New York, NY 10172, attention of Debt Capital Markets, email: prospectus@smbcnikko-si.com; and a copy, which shall not constitute notice, to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, attention of Paul Tropp, Esq.. Notices to the Company and the Adviser shall be directed to them at Morgan Stanley Direct Lending Fund, 1585 Broadway, New York, NY 10036, attention of Orit Mizrachi; and a copy, which shall not constitute notice, to Dechert LLP, One International Place, 100 Oliver Street, 40th Floor, Boston, MA, attention of Thomas J. Friedmann, Esq and Matthew J. Carter, Esq.

SECTION 12. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of the Subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Adviser and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Adviser and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. TRIAL BY JURY. THE COMPANY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES) AND EACH OF THE UNDERWRITERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 15. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.

SECTION 16. Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 20. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 21, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Adviser in accordance with its terms.

Very truly yours,

MORGAN STANLEY DIRECT LENDING FUND

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Co-President and Chief Operating Officer

MS CAPITAL PARTNERS ADVISER INC.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Vice President

CONFIRMED AND ACCEPTED, as of the date first above written:

TRUIST SECURITIES, INC.

By:	/s/ Rob Nordlinger
Name:	Rob Nordlinger
Title:	Managing Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Tejus Morland
Name:	Tejus Morland
Title:	Director, Debt Capital Markets

MUFG SECURITIES AMERICAS INC.

By:	/s/ Richard Testa
Name:	Richard Testa
Title:	Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Jay Anderson
Name:	Jay Anderson
Title:	Managing Director & Head of US FIG DCM

SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ Michael Lazar
Name:	Michael Lazar
Title:	Managing Director

as Representatives of the several Underwriters named in Schedule A hereto.

SCHEDULE A

1.	The initial offering price for the Securities shall be 98.955% of the aggregate principal amount thereof.

2.	The Purchase Price for the Securities to be paid by the several Underwriters shall be 97.955% of the aggregate principal amount thereof.

Underwriters	Aggregate Principal Amount of Securities to be Purchased
Truist Securities, Inc.	$45,500,000
BNP Paribas Securities Corp.	43,750,000
MUFG Securities Americas Inc.	43,750,000
RBC Capital Markets, LLC	43,750,000
SMBC Nikko Securities America, Inc.	43,750,000
ING Financial Markets LLC	19,250,000
J.P. Morgan Securities LLC	19,250,000
Morgan Stanley & Co. LLC	19,250,000
Regions Securities LLC	19,250,000
Wells Fargo Securities, LLC	19,250,000
Barclays Capital Inc.	10,500,000
CIBC World Markets Corp.	3,500,000
Citizens JMP Securities, LLC	3,500,000
Keefe, Bruyette & Woods, Inc.	3,500,000
Lucid Capital Markets, LLC	3,500,000
Synovus Securities, Inc.	3,500,000
UBS Securities LLC	3,500,000
R. Seelaus & Co., LLC	875,000
Samuel A. Ramirez & Company, Inc.	875,000

Total	$350,000,000

SCHEDULE B

1.	Term sheet containing the terms of the Securities, substantially in the form of Annex A hereto.

2.	“Launch” Bloomberg filed with the Commission on June 29, 2026 pursuant to Rule 497(a) (as a Rule 482ad).

SCHEDULE C

Consolidated subsidiaries of the Company:

DLF CA SPV LLC	Delaware
DLF SPV LLC	Delaware
DLF Financing SPV LLC	Delaware
DLF Equity Holdings LLC	Delaware
North Haven Private Credit CLO 1 LLC	Delaware

ANNEX A

Morgan Stanley Direct Lending Fund

$350,000,000 6.100% Notes due 2031

PRICING TERM SHEET

June 29, 2026

The following sets forth the final terms of the 6.100% Notes due 2031 (the “Notes”) and should only be read together with the preliminary prospectus supplement dated June 29, 2026 (the “Preliminary Prospectus Supplement”) related to the Notes, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Morgan Stanley Direct Lending Fund

Security Title:	6.100% Notes due 2031

Expected Ratings*:	Moody’s: Baa3 (stable) Fitch: BBB- (stable) Kroll: BBB (stable)

Aggregate Principal Amount Offered:	$350,000,000

Trade Date:	June 29, 2026

Settlement Date**:	July 9, 2026 (T+7)

Maturity Date:	July 15, 2031

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2027

Price to Public (Issue Price):	98.955%

Coupon (Interest Rate):	6.100%

Yield to Maturity:	6.346%

Spread to Benchmark Treasury:	+ 220 basis points

Benchmark Treasury:	4.125% due June 30, 2031

Benchmark Treasury Price and Yield:	99-29 / 4.146%

Optional Redemption:

Prior to June 15, 2031 (one month prior to the maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, or

•

100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	61774A AH6 / US61774AAH68

Joint Book-Running Managers:

Truist Securities, Inc.

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Regions Securities LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Co-Managers:

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Keefe, Bruyette & Woods, Inc.

Lucid Capital Markets, LLC

Synovus Securities, Inc.

UBS Securities LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Note: *A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: ** Morgan Stanley Direct Lending Fund expects that delivery of the Notes will be made to investors on or about July 9, 2026, which will be the seventh business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternative arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Morgan Stanley Direct Lending Fund before investing. The Preliminary Prospectus Supplement contains this and other information about Morgan Stanley Direct Lending Fund and should be read carefully before investing.

The information in the Preliminary Prospectus Supplement is not complete and may be changed. The Preliminary Prospectus Supplement and this pricing term sheet are not offers to sell any securities of Morgan Stanley Direct Lending Fund and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Morgan Stanley Direct Lending Fund, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it from Truist Securities, Inc. toll-free at 1-800-685-4786, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829 and SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

Any disclaimers or notices that may appear on this term sheet below the text of this legend are not applicable to this term sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this term sheet having been sent via, or posted on, Bloomberg or another electronic mail system.

EXHIBIT A

Form of Opinion of Dechert LLP

Form of 10b-5 Letter of Dechert LLP

[Intentionally Omitted]